EXHIBIT 14

GANDER MOUNTAIN COMPANY

CODE OF BUSINESS CONDUCT AND ETHICS
As amended on June 7, 2005

Introduction

This Code of Business Conduct and Ethics (this “Code”) covers a wide range of business practices and procedures.  It does not cover every issue that may arise, but it sets out basic principles to guide all directors and employees of the Company.  All of our directors and employees must conduct themselves accordingly and seek to avoid even the appearance of improper behavior.  This Code should also be provided to and followed by the Company’s representatives, including agents, consultants and advisors.

If a law conflicts with a policy in this Code, you must comply with the law.  If you have any questions about these conflicts, you should contact the appropriate person listed on Schedule A to this Code.

Those who violate the standards in this Code will be subject to disciplinary action, up to and including termination of employment.  If you are in a situation that you believe may violate or lead to a violation of this Code, follow the guidelines described in Section 16 of this Code.

1.             Compliance with Laws, Rules and Regulations

It is the Company’s policy to comply with all applicable laws, rules and regulations.  It is the personal responsibility of each director, employee and representative of the Company to adhere to the standards and restrictions imposed by those laws, rules and regulations.  It would be impossible to summarize here all the laws, rules and regulations with which the Company, our directors, our employees and our representatives must comply; this Code refers to only a few of them.

2.             Public Disclosure

It is the Company’s policy that the information in our public communications, including SEC filings, be full, fair, accurate, timely and understandable.  All directors, employees and representatives of the Company who are involved in our disclosure process (including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions) are responsible for acting in furtherance of this policy.  In particular, these individuals are required to maintain familiarity with the disclosure requirements applicable to the Company and are prohibited from knowingly misrepresenting, omitting or causing others to misrepresent or omit material facts about the Company to others, whether within or outside the Company, including the Company’s independent auditors. In addition, any director, employee or representative of the Company who has a supervisory role in the Company’s disclosure process has an obligation to discharge his or her responsibilities diligently.

3.             Conflicts of Interest

A “conflict of interest” occurs when an individual’s private interest interferes in any way, or even appears to interfere, with the interests of the Company as a whole.  A conflict situation can arise when a director, employee or representative of the Company takes actions or has interests that may make it difficult to perform his or her work for the Company objectively and effectively.

Personal conflicts of interest are prohibited as a matter of Company policy, unless they have been waived in writing by the Company.  In particular, no director, employee or representative of the Company may use or attempt to use his or her position at the Company to obtain any improper personal benefit for himself or herself, for his or her family members, or for any other person, including loans or guarantees of obligations, from any person or entity.  Service to the Company should never be subordinated to personal gain and advantage.  Conflicts of interest should, to the extent possible, be avoided.  The term “family member” means a person’s spouse, parents, children and siblings, whether by blood, marriage or adoption, or anyone residing in such person’s home.  Contacting a vendor, contractor, consultant, or other organization with whom the Company does business, for the purpose of soliciting any personal benefit, including gifts, discounts, employment opportunities or any personal favor, is expressly prohibited.  Any director, employee or representative of the Company who is aware of a material transaction or relationship that could reasonably be expected to give rise to a conflict of interest should discuss the matter promptly with an appropriate contact person listed in Schedule A to this Code.

4.             Insider Trading

The Company is committed to complying with all securities laws and regulations.  U.S. securities laws prohibit persons from trading in the securities of a company on the basis of material non-public information.  Material non-public information is any information concerning a company’s business, prospects, securities or market that an investor might consider important in deciding whether to buy or sell the securities of the company or that could affect the market price of the securities. Examples of material information include: possible mergers; acquisitions or divestitures; actual or estimated financial results or changes in dividends; purchases and sales of investments in companies; obtaining or losing significant contracts; significant product developments; threatened major litigation or developments in such matters; and major changes in business strategies. If you have access to material information, whether it pertains to the Company or another company, do not buy or sell Company securities or those of the other company until at least two business days after the information has been disclosed to the public by press release or similar announcement.

Two simple rules can help protect you in this area:  (1) do not use material non-public information for personal gain, and (2) do not pass along such information to someone else who does not have a reason to know.

You must also comply at all times with the Company’s separate, more detailed policy on insider trading.

5.             Gifts and Perks

Associates in a retail business environment are exposed to vendors and special interest groups on a daily basis.  From time to time, vendors, prospective vendors or special interest groups offer gifts (including sample/trial merchandise and trips), and/or perks to solidify, promote or recognize a good working relationship.  Gander Mountain allows associates to accept an occasional gift and/or perk up to a maximum of $35 in value.

All associates must ensure that such items do not interfere with what is best for the Company.  Acceptance of gifts (including sample/trial merchandise and trips) and/or perks in excess of $35 in value requires written approval of the next level manager.  Additional procedural guidelines are available from the Human Resources Department.

6.             Corporate Opportunities

Directors, employees and representatives of the Company owe a duty to the Company to advance the Company’s legitimate business interests when the opportunity to do so arises.  Directors, employees and representatives of the Company are prohibited from taking for themselves, or directing to a third party, a business opportunity that is discovered through the use of corporate property, information or position, unless the Company has already been offered the opportunity and turned it down.  More generally, directors, employees and representatives of the Company are prohibited from using Company property, information or position for personal gain or competing, directly or indirectly, with the Company.

7.             Competition and Fair Dealing

The Company has a history of succeeding through honest business competition.  We do not seek competitive advantages through illegal or unethical business practices.  Each director, employee and representative of the Company should endeavor to deal fairly with the Company’s customers, service providers, suppliers, competitors and employees.  No director, employee or representative of the Company should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts or any unfair dealing practice.

The purpose of business entertainment and gifts in a commercial setting is to create good will and sound working relationships, not to gain unfair advantage with customers, vendors or other parties.  No gift or entertainment should ever be offered, given, provided or accepted by any director, employee and representative of the Company unless it:  (1) is not a cash gift, (2) is consistent with customary business practices, (3) is not in excess of $35 in value (unless approved by the next level manager or an executive officer of the Company, as applicable), (4) cannot be construed as a bribe or payoff and (5) does not violate any laws or regulations.  Entertainment and gifts offered to associates by vendors, prospective vendors or special interest groups are also subject to the policy set forth above in Section 5.  Please discuss with an appropriate contact person listed in Schedule A to this Code any gifts or proposed gifts that you are not certain are appropriate.

8.             Discrimination and Harassment

The diversity of the Company’s employees is a tremendous asset.  We are firmly committed to providing equal opportunity in all aspects of employment and will not tolerate any illegal discrimination or harassment of any kind.  Examples include derogatory comments based on racial or ethnic characteristics and unwelcome sexual advances.

9.             Health and Safety

It is the Company’s policy to establish and manage a safe and healthy work environment and to manage our business in ways that are sensitive to the environment and conserve natural resources.  The Company will comply with all environmental, health and safety laws and will internally establish and comply with our own stricter standards where we believe the applicable laws do not adequately protect health, safety or the environment.

It is essential to the Company to provide safe products and services that fulfill our responsibilities to the public, maintain a competitive position in the marketplace and retain the confidence of our customers.  Products must be designed and produced to internal safety and other standards and to comply with external safety and other regulations, the standards of any appropriate approval entities and any applicable contractual obligations.

The Company strives to provide a safe and healthy work environment. Each employee has responsibility for maintaining a safe and healthy workplace for all employees by following safety and health rules and practices and reporting accidents, injuries and unsafe equipment, practices or conditions.

Violence and threatening behavior are not permitted.  Employees should report to work in condition to perform their duties, free from the influence of illegal drugs or alcohol.  The use of illegal drugs or alcohol in the workplace will not be tolerated.

10.          Record-Keeping

The Company requires honest and accurate recording and reporting of information in order to make responsible business decisions.  For example, only the true and actual number of hours worked should be reported.

Many employees regularly use business expense accounts, which must be documented and recorded accurately.  If you are not sure whether a certain expense is legitimate, contact the appropriate person listed on Schedule A to this Code.

All of the Company’s books, records, accounts and financial statements must be maintained in reasonable detail, must appropriately reflect the Company’s transactions and must be subject to internal controls, generally accepted accounting principles, and applicable legal requirements and government regulations. Unrecorded or “off the books” funds or assets should not be maintained unless permitted by applicable law or regulation.

Business records and communications often become public, and we should avoid exaggeration, derogatory remarks, guesswork or inappropriate characterizations of people and companies that can be misunderstood.  This applies equally to e-mail, internal memos and formal reports.  Records should always be retained or destroyed according to the Company’s record retention policies.

11.          Confidentiality

In carrying out the Company’s business, directors, employees and representatives of the Company often learn confidential or proprietary information about the Company, our customers, prospective customers or other third parties.  Directors, employees and representatives of the Company must maintain the confidentiality of all information so entrusted to them, except when disclosure is authorized or legally mandated.  Confidential or proprietary information includes, among other things, any non-public information concerning the Company, including all non-public information that might be of use to competitors or harmful to the Company or our customers if disclosed.  The obligation to preserve confidential information continues even after a director, employee or representative ceases to perform services for the Company.

12.          Protection and Proper Use of Company Assets

All directors, employees and representatives of the Company should protect the Company’s assets and ensure their efficient use.  Theft, carelessness and waste have a direct impact on our profitability.  Any suspected incident of fraud or theft should be immediately reported for investigation.  The Company’s assets should not be used for non-company business, though incidental personal use may be permitted.  Any act that involves theft, fraud, embezzlement or misappropriation of any property is prohibited.

The obligation of directors, employees and representatives of the Company to protect our assets includes our proprietary information, intellectual property and innovative ideas.  These intangible assets are very valuable to the Company and must be appropriately managed and protected.  Information pertaining to acquisition and divestiture plans, technology, competitive position, directional strategy, customers, salaries, product costs, trade secrets and other proprietary information must be protected from misuse.

Intellectual property rights, including patents, trademarks, copyrights, trade secrets and know-how, are valuable assets and must be planned for and managed with the same degree of care as any other valuable asset.  New concepts and ideas will be identified for purposes of evaluation and protection, as appropriate, to support the Company’s long-term and short-term goals.  Where appropriate, ideas should be directed to the Company’s intellectual property counsel for patent, copyright or trade secret protection.

Employees and representatives of the Company have an obligation to protect and manage any software that is licensed by, or proprietary to, the Company.  “Software” includes programs, routines and procedures that cause a computer system to perform a predetermined function or functions, as well as the supporting documentation.  This includes algorithms, flow charts, diagrams, specifications, diagnostic testing materials and operating or maintenance manuals.  Employees and representatives of the Company using, acquiring or developing software must make sure that the appropriate intellectual property rights (copyrights, patents and trade secrets) in the software are obtained.  All software use must be in compliance with applicable laws and contractual obligations assumed by the Company, including copyright laws and necessary licensing.  No employee or representative of the Company may use unlicensed software or create or use unauthorized copies of software.

13.          Payments to Government Personnel

The U.S. Foreign Corrupt Practices Act prohibits giving anything of value, directly or indirectly, to officials of foreign governments or foreign political candidates in order to obtain or retain business.  It is strictly prohibited to make illegal payments to government officials of any country.

In addition, the U.S. government has a number of laws and regulations regarding business gratuities which may be accepted by U.S. government personnel.  The promise, offer or delivery to an official or employee of the U.S. government of a gift, favor or other gratuity in violation of these rules would not only violate Company policy but could also be a criminal offense.  State and local governments, as well as foreign governments, may have similar rules.

14.          Waivers of the Code of Business Conduct and Ethics

This Code may be amended or modified by the Company’s board of directors. Any waivers of the provisions in this Code for the Company’s directors, principal executive officer, principal financial officer, principal accounting officer, controller and other employees performing similar functions and other executive officers may be granted only by the Company’s board of directors.  Any amendment to, or waiver from, a provision of this Code that applies to a director, principal executive officer, principal financial officer, principal accounting officer, controller and other employee performing similar functions and other executive officers will be publicly disclosed as required by applicable law, regulation or Nasdaq rules.

15.          Reporting Violation and Enforcement

All directors, employees and representatives of the Company must understand and comply with this Code.  Violation of this Code will not be tolerated and will result in discipline for employees and other appropriate consequences for non-employees, including possible removal from the Board.

Any person who knows or believes that any director, employee or representative of the Company has engaged or is engaging in company-related conduct that violates this Code should report such information to an appropriate contact person, or by an appropriate method, listed in Schedule A to this Code.

You may report such conduct openly or anonymously without fear of retaliation.  The Company will not discipline, discriminate against or retaliate against any person who reports such conduct in good faith, whether or not such information is ultimately proven to be correct, or who cooperates in any investigation or inquiry regarding such conduct.  Confidentiality regarding those who make compliance reports and those potentially involved is maintained to the extent possible during a compliance investigation.

In order to facilitate a complete investigation of a suspected violation, a reporting person should be prepared to provide as many details as possible, including a description of the questionable practice or behavior, the names of any persons involved, the names of possible witnesses, dates, times, places and any other available details.

Based on its investigation, the Company will take prompt and appropriate corrective action in response to the concern, if necessary, to ensure compliance with legal and ethical requirements.

Violation of this Code may result in disciplinary action, up to and including termination of employment, removal from the board or other appropriate consequences for non-employees.  Any supervisor who directs or approves of any conduct in violation of this Code, or who has knowledge of such conduct and does not immediately report it, also will be subject to disciplinary action, up to and including termination of employment.

Legal proceedings may also be commenced, if necessary, to recover the amount of any improper expenditures, any profits realized by the offending director, employee or representative of the Company and any financial detriment sustained by the Company.  In appropriate circumstances, violations of this Code will be reported to the applicable authority.

16.          Compliance Procedures

We must all work to ensure prompt and consistent action against violations of this Code. However, in some situations it is difficult to know if a violation has occurred.  Since we cannot anticipate every situation that will arise, it is important that we have a way to approach a new question or problem.  These are the steps to keep in mind:

•      Make sure you have all the facts.  In order to reach the right solutions, we must be as fully informed as possible.

•      Ask Yourself Questions.  If you are in doubt about a business conduct situation, ask yourself the following questions:

•      Is it legal?

•      Does it violate this Code?

•      Is it consistent with the Company’s values?

•      Is it fair and just?

•      How does it make me feel about myself?

•      What would my family think about it?

•      How would it look in a newspaper article?

•      Will I sleep soundly tonight?

•      What would I tell my child to do?

•      Does it have the appearance of impropriety?

•      Clarify your responsibility and role.  In most situations, there is shared responsibility. Are your colleagues informed?  It may help to get others involved and discuss the problem.

•      Discuss the problem with your supervisor. This is the basic guidance for all situations.  In many cases, your supervisor will be more knowledgeable about the question and will appreciate being brought into the decision-making process.  Remember that it is your supervisor’s responsibility to help solve problems.

•      Seek help from Company resources.  If you feel that it may not be appropriate to discuss an issue with your supervisor, or where you do not feel comfortable approaching your supervisor with your question, discuss it with the appropriate person listed on Schedule A to this Code.

•      Always ask first, act later:  If you are unsure of what to do in any situation, seek guidance before you act.

SCHEDULE A — CONTACT LIST

Directors and Executive Officers

Contact:

•              Chairman of the Board

•              Chair of the Audit Committee

•              Chief Financial Officer

•              General Counsel

Other Employees

Contact:

•              The employee’s immediate supervisor

•              Vice President, Human Resources

•              Chief Administrative Officer

•              General Counsel

•              Chair of the Audit Committee

Company Representatives

Contact:

•              Vice President, Human Resources

•              Chief Financial Officer

•              Chief Administrative Officer

•              General Counsel

Anonymous Reporting

Method:

•              Written communication that does not include your name to the appropriate person listed above or through the following Internet address: https://www.compliance-helpline.com/gandermountain.jfp, or

•              Call the Company’s toll-free reporting hotline at 1-800-755-1843 and describe the matter in detail without leaving your name.

Complaints Regarding Accounting, Internal Controls or Auditing Matters

All complaints made regarding accounting, internal controls or auditing matters, whether made through the Internet address, hotline or by another method, will be directed to the Audit Committee.

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This contact list is subject to change from time to time.  Any change to this contact list shall not be deemed an amendment to this Code.